Exhibit 99.3

Hercules Offshore announces agreement to acquire Ocean Columbia and execution of a three-year drilling contract

HOUSTON, March 20, 2012

Hercules Offshore, Inc. (Nasdaq: HERO) announced today the execution of a definitive agreement to acquire the offshore drilling rig Ocean Columbia from a subsidiary of Diamond Offshore Drilling, Inc. (NYSE: DO). The purchase price is $40 million in cash. Ocean Columbia is a LeTourneau Class 82 SD-C self-elevating drilling rig (built in 1978) registered and flagged in the Marshall Islands. Subject to customary closing conditions, the Company expects the acquisition to close in May 2012.

Hercules Offshore also announced that it has entered into a three-year drilling contract with Saudi Aramco for the use of the Ocean Columbia. Over this three-year period, the Company expects to generate total revenues of $160.0 million, including a lump-sum mobilization fee, assuming a utilization rate of 98% for the rig. Under the drilling contract, Saudi Aramco has the option to extend the term for an additional one-year period. Prior to commencing work under the contract, the Company expects to spend approximately $45.0 million for repairs, upgrades and other contract specific refurbishments to the rig and to mobilize the rig from the Gulf of Mexico to the Middle East. The Company expects the rig to commence work under the contract in November 2012.

Additional Information

Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 42 jackup rigs, 17 barge rigs, 63 liftboats, two submersible rigs, and one platform rig. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world. Hercules Offshore currently holds 28.0% of share capital in Discovery Offshore, a pure play, ultra-high specification jackup rig company. For more information, please visit our website at http://www.herculesoffshore.com.

The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules Offshore’s most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s website at http://www.sec.gov or the Company’s website at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

For more information, please visit our website at http://www.herculesoffshore.com.

SOURCE Hercules Offshore, Inc.

CONTACT:

Son P. Vann

Vice President Investor Relations and Planning

(713) 350-8508